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Finisar

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Election Info | Make An Election

Election Review

You have made the following elections with respect to your Eligible Options:

Grant Number	Original Grant Date	Current Exercise Price Per Share	Revised Measurement Date	Fair Market Value of Finisar Common Stock on Revised Measurement Date	Total Number of Shares Subject to Outstanding Option	Number of Option Shares Eligible for Replacement in Tender Offer	Replace Entire Eligible Option?
4	Dec 10, 2003	$3.45	Dec 12, 2007	$3.15	750	750	Yes No
5	Dec 10, 2004	$3.45	Dec 12, 2007	$3.15	750	550	Yes No
6	Dec 10, 2005	$3.45	Dec 12, 2007	$3.15	750	50	Yes No

Is this information correct? If yes, click PROCEED TO CONFIRMATION to continue. If no, click RETURN TO PREVIOUS SCREEN.

RETURN TO PREVIOUS SCREEN | PROCEED TO CONFIRMATION

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